Exhibit 10.5

Certificate of Stamp Duty

Stamp Certificate Ref No.	:	083167-03LA4-1-441775823
Stamp Certificate Issued Date	:	06 Oct 2023

Document Ref No.	:	2310062307382 ver. 1.0
Document Description	:	Tenancy Agreement
Date of Document	:	05 Oct 2023
Your File Ref No.	:	PHSPL/PEMC0407

Property	:	319 JOO CHIAT PL #04-07 SINGAPORE 427989

Landlord/ Lessor	:	PARKWAY HOSPITALS SINGAPORE PTE. LTD. (UEN-LOCAL CO - 200409811Z)

Tenant/ Lessee	:	HC ORTHOPAEDIC SURGERY PTE. LTD. (UEN-LOCAL CO - 201725626E)

Stamp Duty	:	S$389.00
Total Amount	:	S$389.00

Check stamp certificate authenticity at MyTax Portal - Stamp Duty.

A90007717I - 06 Oct 2023	083167-03LA4-1-441775823
2310062307382

THIS TENANCY AGREEMENT is made on 5th day of October 2023 BETWEEN

PARKWAY HOSPITALS SINGAPORE PTE LTD

(Company Registration No: 200409811Z)

1 Harbourfront Place #03-02

Harbourfront Tower One

Singapore 098633

(hereinafter called the “Landlord”) of the one part AND

HC ORTHOPAEDIC SURGERY PTE LTD

(Company Registration No.: 201725626E)

3 Mount Elizabeth #15-14

Mount Elizabeth Medical Centre

Singapore 228510

(hereinafter called the “Tenant”) of the other part.

WHEREBY IT IS AGREED BETWEEN THE PARTIES HERETO as follows:

1.	INTERPRETATIONS

1.1	In this Agreement, the following words and expressions shall where the context so admits have the following meanings:

“Agreed Sum” shall have the meaning ascribed to it in Clause 11.1.

“Alterations and Additions” means the works to be carried out by the Tenant pursuant to Clause 6.

“Authorities” shall have the meaning ascribed to it in Clause 11.1.

“Building” means the Building known as PARKWAY EAST MEDICAL CENTRE located at 319 Joo Chiat Place Singapore 427989.

“Commencement Date” means the commencement date of the Term stated in Clause 2.1.

“Common Area” means those parts areas premises and facilities of and in the Building which are not demised or intended to be demised by the Landlord to the tenant or to any other tenant and which are now or hereafter provided by the Landlord or the Management Corporation for the common use by tenants in the Building and their respective customers employees invitees and licensees in common with the Landlord and all other persons having the like right to use the same (including but without limiting the generality of the foregoing all roads walls car parks walkways pavements passages entrances courts vestibules halls toilets stairways escalators elevators and gardens and such other areas amenities grounds and conveniences from time to time provided prescribed or made available by the Landlord for the common or general use or benefit of the tenants customers employees invitees and licensees as aforesaid and all other persons having the like right).

“Conducting Media” means drains, sewers, conduits, flues, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains or any of them.

“Designated Electricity Supplier” shall have the meaning ascribed to it in Clause 4.5.1.

“GIRO account” shall have the meaning ascribed to it in Clause 13.3.

“Interest” shall have the meaning ascribed to it in Clause 13.6

“Landlord” includes its successors-in-title, assigns and all persons entitled to the reversion immediately expectant upon the determination the term hereby created.

“Management Corporation” means the Management Corporation as shown on the strata title plan of the Premises for the time being (if any).

“Permitted Occupier” means any person on the Premises expressly or by implication with the Tenant’s authority but subject to the Landlord’s prior written permission.

“Premises” means all that premises known as 319 Joo Chiat Place #04-07 Parkway East Medical Centre Singapore 427989 comprising a Floor Area of 592 square feet being part of the Building as shown edged in RED (for the purpose of identification only) in Schedule 1.

“Relevant Consents” means those permissions, consents, approvals, licences, certificates and permits in legally effectual form as may be necessary lawfully to commence, carry out and complete the Alterations and Additions (as defined hereinabove) to the Premises.

“Rent” means the rent payable by the Tenant to the Landlord pursuant to Clause 3.1.

“Security Deposit” means the security deposit provided under Clause 3.4.

“Service Charges” means the service charges payable by the Tenant to the Landlord pursuant to Clause 3.2.

“Taxes” shall have the meaning ascribed to it in Clause 11.1.

“Tenant” includes the respective personal representatives and permitted assigns of the Tenant.

“Term” means the term of Three (3) years granted by this Agreement.

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1.2	In any case where the Tenant is placed under a restriction by reason of the covenants and conditions contained in this Agreement, the restriction shall be deemed to include the obligation on the Tenant not to permit or allow the infringement of the restriction by any person claiming rights to use, enjoy or visit the Premises through, under or in trust for the Tenant.

1.3	Words in this Agreement importing the singular meaning shall where the context so admits include the plural meaning and vice versa.

1.4	References in this Agreement to any statutes or statutory instruments shall include and refer to any statute or statutory instrument amending, consolidating or replacing them respectively from time to time and for the time being in force.

1.5	Words in this Agreement for the masculine gender shall include the feminine and neuter gender and vice versa and words denoting natural persons shall include corporations and firms and all such words shall be construed interchangeably in that manner.

1.6	Where two (2) or more persons are included in the expression “Tenant’’ all covenants, agreements, terms, conditions and restrictions shall be binding on and applicable to them jointly and each of them severally, and shall also be binding on and applicable to their personal representatives and permitted assigns respectively jointly and severally. In addition, the expression “Tenant” shall where the context so admits, include references to any one of them.

1.7	The headings in this Agreement are for ease of reference only and shall not be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

1.8	References in this Agreement to a clause are references where the context so admits to a clause in this Agreement. References in a clause to a paragraph are (unless the context otherwise requires) references to a paragraph of that clause.

1.9	Any provision in this Agreement referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of the Management Corporation and any relevant authority but nothing in this Agreement shall be construed as implying that any obligation is imposed on the Management Corporation or the relevant authority not unreasonably to refuse any such consent or approval.

1.10	No amendment of, or addition to, the provisions of this Agreement shall be binding or effective unless it is in writing and signed by all of the parties.

2.	THE LEASE

2.1	In consideration of the Rents, Service Charges and the Tenant’s covenants hereinafter reserved and contained the Landlord HEREBY LETS and the Tenant HEREBY TAKES the Premises being part of the Building Excepting and Reserving unto the Landlord and all others entitled thereto the free and uninterrupted use of the Common Area, and all pipes, electric and other wires, drains and air-conditioning ducting or flues in through or under the Premises TO HOLD the Premises unto the Tenant for a term of Three (3) years commencing on 1 October 2023 (“Commencement Date”) and expiring on 30 September 2026 (both days inclusive) (hereinafter called the “Term”), the Tenant paying to the Landlord during the Term the Rent in accordance with the provisions of Clause 3.1 and the Service Charges in accordance with the provisions of Clause 3.2 and the Tenant complying with the terms of this Agreement, particularly under Clauses 4.22 and 4.23. The Landlord and Tenant acknowledge and agree that contemporaneous with the execution of this Agreement, the Landlord has executed/ will be executing separate tenancy agreement(s) (“Additional Tenancy Agreement(s)”) with additional tenant(s) (“Additional Tenant(s)”), whose identity(ies) will be made known to the Tenant, in respect of the Premises for an agreed sharing of occupancy based on the agreed sessions (as defined and further elaborated under Clause 4.22(a)), between the Tenant and the Additional Tenant(s).

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3.	RENT, SERVICE CHARGES, SECURITY DEPOSIT, PROPERTY TAX

3.1	The Tenant shall pay to the Landlord a monthly rent (hereinafter called the “Rent”) throughout the Term as follows:

3.1.1	Singapore Dollars TWO THOUSAND THREE HUNDRED AND SIXTY EIGHT ONLY (S$2,368.00) (exclusive of any goods and service tax payable) per month for the first year of the Term commencing from 1 October 2023 to 30 September 2024;

3.1.1	Singapore Dollars TWO THOUSAND FOUR HUNDRED SEVENTY FIVE AND CENTS SIXTY FOUR ONLY (S$2,475.64) (exclusive of any goods and service tax payable) per month for the first year of the Term commencing from 1 October 2024 to 30 September 2025;

3.1.2	Singapore Dollars TWO THOUSAND FIVE HUNDRED EIGHTY THREE AND CENTS TWENTY SEVEN ONLY (S$2,583.27) (exclusive of any goods and service tax payable) per month for the first year of the Term commencing from 1 October 2025 to 30 September 2026.

The Rent shall be payable monthly in advance without demand or deduction on the first day of every calendar month throughout the Term.

3.2	The Tenant shall pay to the Landlord monthly Service Charges of Singapore Dollars TWO HUNDRED TWENTY SIX AND CENTS FOUR ONLY (S$226.04) (exclusive of any goods and services tax payable) and such increase (if any) in the Service Charges as the Landlord may determine from time to time in accordance with Clause 3.3 below. The Service Charges shall be payable monthly in advance without demand or deduction on the first day of every calendar month throughout the Term.

3.3	In the event of any increase in the outgoings of the Building howsoever caused, the Landlord shall be entitled at any time and from time to time to increase the Service Charge by a sum corresponding to such portion of the increased outgoings of the Building as shall be attributable to the Premises by serving a written notice to the Tenant informing the Tenant of such increase and the increased Service Charge shall be payable by the Tenant with effect from the date specified in the said notice and for the purpose of this clause, the Tenant shall accept the Service Charge and any increase thereof as notified by the Landlord as final and conclusive.

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3.4	To furnish to the Landlord on or before the execution of this Agreement and maintain at all times during the Term a Security Deposit in the sum of Singapore Dollars EIGHT THOUSAND FOUR HUNDRED TWENTY SEVEN AND CENTS NINETY THREE ONLY (S$8,427.93) (hereinafter called the “Security Deposit”) being the equivalent of Three (3) months’ Rent, Three (3) months’ Service Charges which shall be held by the Landlord as security for the Premises during the Term.

3.5	The Security Deposit shall be held by the Landlord as security for the due performance and observance by the Tenant of all the covenants and provisions contained in this Agreement and as security for any claim by the Landlord at any time against the Tenant in relation to any matter in connection with the Premises whether this Agreement is subsisting or not, and subject to any deductions to be made by the Landlord pursuant to the provisions of this Agreement, shall be repaid without interest to the Tenant.

3.6	If the Tenant shall commit a breach of any of the provisions of this Agreement, the Landlord shall be entitled but not obliged to apply the Security Deposit or any part thereof in or towards payment of monies outstanding or making good any breach by the Tenant or to deduct from the Security Deposit the loss or expense to the Landlord occasioned by such breach but without prejudice to any other rights or remedies to which the Landlord may be entitled. If any part of the Security Deposit shall be applied by the Landlord in accordance herewith, the Tenant shall on demand by the Landlord forthwith deposit with the Landlord the amount set-off by the Landlord from the Security Deposit. Provided Always that no part of the Security Deposit shall without the written consent of the Landlord be set-off by the Tenant against any Rent, Service Charges or other sums owing to the Landlord.

3.7	If from time to time during the Term, the Service Charges are increased, the Security Deposit paid by the Tenant to the Landlord shall likewise be increased and the difference shall be paid within fourteen (14) days of the Landlord’s notice requiring payment.

3.8	The Tenant shall pay on demand made by the Landlord, the additional sum in respect of any increase in property tax or other imposition of a like nature by whatever name called which may be levied or imposed upon or in respect of the Premises on account of:

3.8.1	the relevant government authority assessing, attributing or calculating an annual value for the Premises (whether on re-assessment by the relevant government authority or as increased from time to time whether retrospective or otherwise) which is in excess of the property tax calculated on the basis of an annual value equivalent to the annual Rent payable under this Agreement; and/or

3.8.2	the property tax payable by the Landlord at the commencement of the Term, being increased for any reason whatsoever (including, but without limitation, by reason of the rate of tax payable by the Landlord at the commencement of the Term being increased by the relevant government authority from time to time or as a result of the imposition of surcharge and whether retrospective or otherwise).

whether such increase in property tax or such imposition is levied during the Term or after the expiry of the Term or retrospectively. The additional property tax payable pursuant to Clause 3.8 above shall be calculated from the date upon which the re-assessment or increase in property taxes takes effect.

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3.9	The Tenant’s liability in respect of any additional property tax referable to the Term, pursuant to the provisions of this Clause shall not be affected by the expiry or earlier determination of the Term.

3.10	Objection to any assessment of annual value or imposition of property tax on the Premises during the Term may be made only by the Landlord in its sole discretion.

4	TENANT’S COVENANTS

The Tenant hereby covenants with the Landlord as follows:

4.1	At all times to repair and to keep in a clean and good state of tenantable repair and condition (fair wear and tear excepted), the Premises including but without limitation, the interior thereof, the flooring, interior plaster or other surface material or rendering on walls and ceilings, fixtures therein, all doors, windows, glass, locks, fastenings, installations and fittings for light and power, installations in or serving the Premises, the Conducting Media within and serving the Premises, to make good to the satisfaction of the Landlord any damage or breakage caused to any part of the Premises or to the Landlord’s and/or the Tenant’s fixtures and fittings therein by the bringing in or removal of the Tenant’s goods or effects or resulting from any action or omission of the Tenant, its employees, independent contractors, agents or any permitted occupier and without prejudice to the generality of the foregoing, to replace at the Tenant’s own cost and expense all broken or blown light bulbs, globes or tubes installed upon the Premises.

4.2	The obligations in Clause 4.1 extend to all improvements and additions to the Premises and all the Landlord’s and the Tenant’s fixtures, fittings and appurtenances of whatever nature affixed or fastened to the Premises.

4.3	If any damage or injury is caused to the Landlord or to any person whomsoever directly or indirectly on account of the condition of any part of the interior of the Premises (including flooring, walls, ceiling, doors, windows and other fixtures), to be wholly responsible therefor and to fully indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof. In the interpretation and application of the provisions of this sub-clause, the decision of the surveyor or architect of the Landlord shall be final and binding upon the Tenant.

4.4	To pay throughout the Term all charges for water gas electricity sewerage telephone (if any) and television licence fees (if any) in respect of the Premises and for any appliances and equipment hired from Public Utilities Board, Power Supply Ltd, Singapore Telecommunications Ltd or other relevant corporations or authorities, including any taxes payable thereon.

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4.5	In the event that, during the Term, the Landlord and/or the Management Corporation decides to purchase in bulk, electricity for the entire Building from a retail electricity supplier for consumption by the Landlord and the occupants in the Building or to change the retail electricity supplier:

4.5.1	the Landlord will notify the Tenant and the Tenant shall accept the Landlord and/or the Management Corporation’s choice of retail electricity supplier (“Designated Electricity Supplier”) and, if required by the Landlord, to join the Landlord and/or the Management Corporation in its application to the relevant authorities and/or to the Designated Electricity Supplier for such purchase;

4.5.2	the Tenant shall enter into an electricity supply agreement with the Landlord or such other party or parties as the Landlord may determine on terms prescribed by the Landlord;

4.5.3	the Tenant shall at the Landlord’s request, take the necessary steps to cease supply from the Tenant’s current retail electricity supplier at the Tenant’s costs.

4.6	The Tenant hereby agrees that where the Landlord and/or the Management Corporation purchases electricity in bulk for supply to the Building including the Premises, then:

4.6.1	the Tenant acknowledges agrees and confirms that the Designated Electricity Supplier is the supplier of the electricity and the Landlord shall not be responsible and/or liable for any and all losses damages and/or liability suffered or incurred by the Tenant including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring caused by or as a result of any defect inconsistency failure delay or interruption or any reduction surge or variation of the supply and transmission of the electricity supply wherever or whenever occurring;

4.6.2	where any agreement for bulk purchase of utilities or telecommunications facilities made between the Landlord and the Designated Electricity Supplier for supply to the entire Building (including the Premises) is terminated for reasons beyond the control of the Landlord and not due to the default of the Landlord, the Landlord shall not be required to compensate the Tenant for any loss or damage including any economic loss and/or loss of revenue and/or profits and/or business or custom howsoever occurring to the Tenant as a result of such termination of supply to the Premises; and

4.6.3	The Tenant shall pay to the Landlord such quantum of deposit as security for payment of utilities or telecommunications charges as may be determined by the Landlord.

4.7	Not to obstruct or cause or suffer to be obstructed the entrance halls, lobbies, staircases or landings leading to the Premises.

4.8	Not to store any goods or things upon, obstruct, litter or make untidy any parts of the Building used in common with the Landlord, the Landlord’s tenants and licensees and any others authorised by the Landlord as well as any other owners, tenants, licensees or occupiers of the Building.

4.9	To permit the Landlord and the agents, workmen and others employed by the Landlord or by the Management Corporation or by the other tenants or occupiers of the Building at all reasonable times during and after normal office hours on weekdays and Saturdays, after giving to the Tenant prior notice (but at anytime in any case which the Landlord or Management Corporation considers an emergency) to enter upon the Premises:

4.9.1	to inspect, cleanse, repair, remove, replace, alter or execute any works whatsoever to or in connection with the Conducting Media and all ancillary apparatus; or

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4.9.2	to effect or carry out any maintenance, repairs, alterations or additions or other works which the Landlord or the Management Corporation may consider necessary or desirable to the Premises or any part of the Building or the water, electrical, air conditioning, mechanical, ventilation and other facilities and services of the Building.

4.10	At all times during the Term and during any period of holding over, the Tenant shall at the Tenant’s sole cost and expense take out and keep in force the following insurance policies with an insurance company or companies nominated or approved by the Landlord:

4.10.1	an insurance policy in the joint names of the Landlord and the Tenant (which shall include a provision for waiver of subrogation against the Landlord) against all risk and damage to the furniture, plate and tempered glass, fixtures and fittings of the Premises and all parts thereof which the Tenant is obliged to keep in repair under the provisions of this Agreement, in such amounts as may from time to time be specified by the Landlord;

4.10.2	comprehensive public liability insurance policy in the joint names of the Landlord and the Tenant (which shall include a provision for waiver of subrogation against the Landlord and a provision to the effect that the liability of the insurer to pay under such policy should not be vitiated by the act, default, omission or negligence of any party to such policy) against claims for personal injury death or property damage or loss arising out of all operations of the Tenant in or from the Premises of an amount not less than Singapore Dollars One Million (S$1,000,000.00) or such higher amount or amounts as may from time to time be specified by the Landlord in respect of any one occurrence, such policy shall be extended to include the Tenant’s legal liability for loss of or damage to the Premises (including all fixtures and fittings therein) and in this regard, the Tenant shall ensure that the relevant exclusion in the said public liability policy relating to the property in the care, custody or control of the Tenant or any servant of the Tenant, be deleted entirely PROVIDED ALWAYS that nothing herein shall render the Landlord liable for the correctness or adequacy of any such policy or for ensuring that it complies with all relevant legislation pertaining to insurance; and

4.10.3	the Tenant’s own professional Indemnity Policy

and to produce to the Landlord on demand documentary evidence of the policies referred to above as well as the receipts for payment of premium in respect thereof.

4.11	Not to do or permit or suffer anything to be done whereby the policy or policies of insurance on the Building and/or the Premises against loss or damage by fire for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased and to repay to the Landlord all sums paid by way of increased premium or increased contribution therefor in or about the renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant.

4.12	To permit the Landlord and its servants or agents at all reasonable times to enter into, inspect and view the Premises and examine their condition and also to take a schedule of fixtures in the Premises.

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4.13	If any breach of covenant, defects, disrepair, removal of fixtures or unauthorised alterations or additions shall be found upon such inspection for which the Tenant is liable then upon notice by the Landlord to the Tenant, to execute all repairs, works, replacements or removals required within one (1) month (or sooner if required by the Landlord) after the receipt of such notice, to the reasonable satisfaction of the Landlord or its surveyor.

4.14	In case of default by the Tenant, it shall be lawful for workmen or agents of the Landlord to enter into the Premises and execute such repairs, works, replacements or removals and the Tenant shall pay to the Landlord on demand all expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears).

4.15	Not to transfer, assign, sublet, licence or part with or share the actual or legal possession or occupation of the Premises or any part thereof nor grant to third parties any rights over the Premises without first obtaining, in any of the foregoing instances, the prior written consent of the Landlord. Provided that for the purposes hereof where the Tenant is a company, any amalgamation and/or reconstruction effected by the Tenant or any change in shareholders of the Tenant shall be deemed an assignment of this Agreement.

4.16	Not to keep or permit to be kept on the Premises or any part thereof any material of a dangerous or explosive nature, the keeping of which may contravene or breach any local statute or regulations or expose the Landlord to any penalty fine or forfeiture or whereby the rate of insurance premium on the Premises and/or the Building may be increased.

4.17	Not, at any time during the Term, to use or permit to be used the Premises or any part thereof other than as a medical consultation office in connection with and for the purposes of the Tenant’s sole medical practice of Orthopaedic Surgery and such other specialist medical practice as may be approved by the Landlord PROVIDED THAT the Tenant shall not, whether in connection with or for the purposes of the aforesaid practice or otherwise:

4.17.1	install in or bring onto or allow to be installed in or brought onto the Premises any X-ray or scanning equipment and further, not to carry out any practice, treatment or procedure on the Premises involving the use of any of the said equipment;

4.17.2	set up any radiology department or carry out any radiological activities;

4.17.3	conduct any laboratory work on the Premises;

4.17.4	conduct any surgical procedure except minor surgical procedures as defined in the table of surgical procedures published by the Ministry of Health and such other revisions thereto from time to time;

4.17.5	dispense any medicine on the Premises except to the Tenant’s own patients;

4.17.6	conduct dialysis treatment in the Premises; or

4.17.7	set up any hospital beds within the Premises for any patient’s overnight stay.

4.18	At all times during the Term conduct the Tenant’s medical practice of Orthopaedic Surgery through Dr Henry Chan Ying Ho (Medical Registration No. M11711J) and Dr Yeoh Ching Sing (Medical Registration No. M16108Z) and/or such other specialist doctor (s) as may be approved by the Landlord in writing.

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4.19	To admit all of the Tenant’s patients who require hospitalization and/or medical services, including but not limited to surgical operations, to Parkway East Hospital or any of the healthcare facilities owned or controlled, directly or indirectly, by Parkway Holdings Limited.

4.20	To refer all of the Tenant’s patients who require laboratory investigations, diagnostic or therapeutic radiological examinations or treatment, rehabilitation, fertility services and any other ancillary medical tests or services to the medical facilities in Parkway East Hospital or any of the healthcare facilities owned or controlled, directly or indirectly, by Parkway Holdings Limited.

4.21	To conduct the Tenant’s medicine practice at the Premises in compliance with such Joint Commission International (JCI) accreditation requirements as may be required by the Landlord from time to time as well as to observe and perform such policies, procedures and/or protocols as may be imposed by the Landlord from time to time to enable Parkway East Hospital to meet JCI accreditation requirements.

4.22	Save and except where the Tenant is unable to be present at the Premises due to medical emergency elsewhere, the Tenant shall be personally present at the Premises to carry out the Tenant’s sole medical practice of Orthopaedic Surgery at the Premises which shall remain open for business for such number of sessions as set out below:

(a)	Each session refers to either a 9 am to 1 pm slot (“morning session”) or 2 pm to 6 pm slot (“afternoon session”) on weekdays and/or weekends.

(b)	The Tenant agrees to use the Premises for four (4) sessions on either weekdays and/or weekends per week (“Permitted sessions”).

The Tenant agrees and undertakes to discuss and agree in advance with the Additional Tenant(s) with respect to occupancy for each of the morning session and afternoon session, to ensure there is no overlap and the Landlord shall not be responsible nor liable in this regard. For the avoidance of doubt, the Tenant and the Additional Tenant(s) shall not be permitted to avail of the same session (as defined under Clause 4.22(a)) on any given day.

4.23	For the avoidance of doubt, the Tenant shall only be permitted to use the Premises for the purposes referred to and for the permitted sessions stated at Clause 4.22 above. The Tenant shall not lengthen or otherwise vary the permitted sessions without the prior written consent of the Landlord. In the event the Tenant uses the Premises outside of the permitted sessions without the prior written consent of the Landlord, the Landlord shall be at liberty to terminate this Tenancy Agreement in accordance with the terms herein and the Tenant shall indemnify the Landlord for any losses which may be suffered by the Landlord in this regard.

4.24	To obtain all necessary approvals, consents, licences (including practising licences and certificates), registrations (including trade name, if applicable) and permits from the competent authorities and/or professional bodies for the Tenant’s sole medical practice and to ensure that such approvals, consents, licences, registrations and permits remain valid and subsisting throughout the Term hereby created.

4.25	Not to make any alterations or additions to the Premises without the prior written consent of the Landlord (which may be withheld without giving any reasons whatsoever) and if the Landlord shall consent to such alterations or additions the provisions of Clause 5 shall apply in respect of such alterations and additions.

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4.26	Not without the prior written consent of the Landlord to install or use air-conditioning or cooling units or other methods of cooling except the air-conditioning system provided by the Landlord. The Tenant shall, at its own cost and expense, employ its own service contractor as nominated/approved by the Landlord to carry out the maintenance of the air-conditioning unit(s) (which shall include the fan coil unit) in the Premises, every month and to carry out all necessary air-conditioning works to the air-conditioning unit(s) to such standard and on such terms and conditions as may be approved by the Landlord. Any such service contractor so employed by the Tenant shall be at the risk and responsibility of the Tenant

4.27	Not to cover or obstruct or permit or suffer to be covered or obstructed in any manner or by any article or thing (other than blinds approved of by the Landlord) the windows skylights or ventilation shafts or air-inlets or outlets which reflect or admit light or enable air to flow into or out of the Premises.

4.28	Not to affix paint or otherwise exhibit or permit or suffer to be affixed painted or otherwise exhibited to or upon any part or on the exterior of the Premises or on windows or doors thereof or in or about any part of the Building without the prior written consent of the Landlord any sign light embellishment advertisement name notice or banner whatsoever save and except the Tenant’s nameplate or signboard of a size and form as shall be approved in writing by the Landlord, such consent not to be unreasonably withheld. The costs for making such nameplate or signboard shall be borne by the Tenant and placed at a spot to be indicated by the Landlord.

4.29	To keep the windows of the Premises closed at all times except in the event of a breakdown in the air conditioning system or when the air conditioning is switched off and not to erect or install any sign device furnishing ornament or object which, in the opinion of the Landlord, will impair spoil or detract from the architectural form or style or the general appearance of the Building or the Common Area generally.

4.30	Not to throw, place or allow to fall or cause or permit to be thrown or placed in the lift shafts, toilets or other conveniences in the Building any sweepings, rubbish, rags, waste paper or other similar substances or anything of an inflammable nature, and on demand to pay to the Landlord the costs of cleaning and/or repairing any damage to such lift shafts, toilets or other conveniences arising therefrom.

4.31	To ensure that the internal fittings, design and decoration of the Premises (including graphic display and all materials and finishes) must be of a high standard and quality acceptable to the Landlord.

4.32	To maintain the decor and design of the interior of the Premises and (where applicable) the window displays with the Premises at all times to the satisfaction of the Landlord.

4.33	Not to change or in any way vary the front of and the entrance door provided or approved by the Landlord for access to the Premises and not to install locks, bolts or other fittings to the said entrance door additional to those supplied or approved by the Landlord (in particular not to install any roller shutter in front of the Premises) or in any way to cut or alter the said entrance door without first having obtained the written consent of the Landlord.

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4.34	Not to change the use of the Premises nor to use the Premises or any part thereof for any unlawful purpose and not to do or permit to be done any act or thing which may be or become a nuisance to or give cause for reasonable complaint from the occupants of the neighbouring units or of the other parts of the Building.

4.35	Not to bring or allow to be brought onto the Premises or any parts of the Building used in common with the Landlord, the Landlord’s other tenants and licensees and any others authorised by the Landlord as well as any other owners, tenants, licensees or occupiers of the Building, any machine or machinery save word processors and such other equipment as are required for the purposes of the Tenant’s medical practice.

4.36	Not to reside in or permit any person to reside in any part of the Premises or to use the same or permit the same to be used for sleeping purposes.

4.37	Not to cook or prepare any food in the Premises.

4.38	Not to do or suffer to be done anything in or upon the Premises or any part thereof of an illegal or immoral nature.

4.39	Not without the prior written consent of the Landlord to permit the vendors of food or drink or the servants or agents of such vendor to bring into the Premises or the Building or any part or parts thereof respectively, any food or drink for consumption by the occupiers of the Premises save and except in the case of a contractor given the right by the Management Corporation or the Landlord to do so.

4.40	Unless otherwise directed by or with the consent of the Landlord, not to remove any Additions and Alterations made by the Tenant to the Premises nor any fixtures fixed or fastened to or upon the Premises by the Tenant (including, without limitation, electrical wiring, installations, air conditioning ducts, conduits, water and other pipes, ceilings, partitions and flooring installed or fixed by the Tenant in at or about the Premises) during the Term.

4.41	At the expiration or sooner determination of the Term:

4.41.1	To surrender to the Landlord all keys giving access to all parts of the Premises irrespective of whether or not the same have been supplied by the Landlord;

4.41.2	To quietly yield up the Premises to a bare, good, clean and tenantable state and condition in accordance with the specifications set out in Schedule 2 hereto or such other state and condition as the Landlord may require to the satisfaction of the Landlord, free from rubbish and waste material, fair wear and tear excepted, such reinstatement to be completed prior to the expiration or termination of the Term hereby created Provided that if the Landlord requires any decoration, alteration, improvement, addition or fittings to be retained, the Tenant shall not remove or damage the same at any time and the Tenant shall not be entitled to claim from the Landlord the costs and expenses of such decoration, alteration, improvement, addition or fittings. Subject to Clause 4.41.4, all removal and reinstatement works in respect of the Premises shall be carried out at the Tenant’s sole cost and expense by a contractor appointed by the Tenant and approved by the Landlord.

4.41.3	To remove all notices, notice boards and signs bearing the name of or otherwise relating to the Tenant (including in this context any persons deriving title to the Premises under the Tenant) or its business;

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4.41.4	Without prejudice to the generality of Clause 4.41.2, the Tenant shall at its own cost and expense reinstate all air-conditioning installations, sprinkler systems and other mechanical and electrical, sanitary and plumbing installations effected by the Tenant at the Premises (including those set out in Schedule 2 hereto) to its original state and condition or such other state and condition as the Landlord may require and to the satisfaction of the Landlord, such reinstatement to be carried out by a specialist contractor nominated by the Landlord and appointed by the Tenant, under the supervision of the Landlord’s staff, all other qualified persons or consultants, and the Tenant shall pay for all out-of-pocket fees, costs and expenses incurred in connection with any works or engagement required hereinabove;

4.41.5	To redecorate the Premises to the satisfaction of the Landlord, with two coats of good quality oil paint or emulsion paint and with wall paper for those parts normally wall papered and other appropriate treatment of all internal parts of the Premises including the ceiling and floor in a good workmanlike manner using suitable and appropriate materials as the Landlord may reasonably and properly require; and

4.41.6	To make good to the satisfaction of the Landlord all damage to the Premises and the Building resulting from the removal of the Tenant’s belongings, reinstatement or redecoration of the Premises.

4.42	If the Tenant fails to remove the fixtures and fittings, reinstate, redecorate or make good any damage to the Premises in accordance with the provisions of this Clause, the Landlord may effect the same at the Tenant’s cost and expense Provided that the Landlord shall carry out such works within a reasonable period and all costs and expenses incurred by the Landlord together with the Rent and Service Charge which the Landlord shall be entitled to receive had the period within which such works effected by the Landlord been added to the Term, shall be paid by the Tenant within seven (7) days of demand from the Landlord, and in this connection, a certificate of the Landlord as to the amount of cost and expenses incurred shall be conclusive and binding on the Tenant.

4.43	To observe and perform or cause to be observed and performed the rules and regulations from time to time made by the Landlord and/or Management Corporation in connection with the orderly and proper use of the lobbies, corridors, staircases, lifts, hoists, escalators, lavatories, utility areas and other parts in common use in the Building and access ways and service areas to the Building and also in connection with the security of the Building.

4.44	To observe and perform and to cause all the Tenant’s employees, independent contractors, agents or any permitted occupier to observe and perform all the rules and regulations currently in force made by the Landlord from time to time for the management safety care or cleanliness of the Building or for the preservation of good order therein or for the convenience of tenants and notified in writing by the Landlord to the Tenant from time to time PROVIDED ALWAYS that the Landlord shall not be liable to the Tenant in any way for violation of the rules and regulations by any persons including other tenants of the Building or the employees, independent contractors, agents or any permitted occupier thereof.

4.45	Except with the prior written consent of the Landlord and in a style and manner previously approved in writing by the Landlord, not to place or display on the exterior of the Premises or on the windows or inside the Premises so as to be visible from the exterior of the Premises any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisement.

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4.46	If any name, writing, notice, sign, placard, poster, sticker or advertisement shall be placed or displayed in breach of these provisions, to permit the Landlord to enter the Premises and remove such name, writing, notice, sign, placard, poster, sticker or advertisement and to pay to the Landlord on demand the expense of so doing.

4.47	Not to place or take into the passenger lifts any baggage, furniture, parcels, sacks, bags, heavy articles or other goods or other merchandise save only such light articles as brief-cases, attache cases and handbags and to use only the service lift prescribed by the Management Corporation for the transportation of furniture, goods and other heavy equipment.

4.48	Except where such liability may be expressly within the Landlord’s covenants contained in this Agreement, to comply in all respects with the provisions of all statutes and regulations for the time being in force and requirements of any competent authority relating to the Premises or anything done in or upon the Premises by the Tenant and to indemnify the Landlord against all actions, proceedings, claims or demands which may be brought or made by reason of such statutes, regulations or requirements or any default in compliance with them.

4.49	In particular but without prejudice to the generality of Clause 4.48:

4.49.1	to comply with all requirements under any present or future laws, order, by-law or regulation as to the use or occupation of or otherwise concerning the Premises;

4.49.2	to comply with all statutory provisions and all rules and regulations relating to hygiene, health or cleanliness of the Premises or of any person or persons employed therein; and

4.49.3	to execute with all due diligence all works to the Premises for which the Tenant is liable to carry out, and of which the Landlord has given notice to the Tenant, failing which to permit the Landlord to enter the Premises to carry out such works and to pay to the Landlord on demand the expense of so doing (including surveyors’ and other professional advisers’ fees) together with Interest from the date of expenditure until payment by the Tenant to the Landlord (such monies to be recoverable as if they were Rent in arrears).

4.50	During a period of six (6) months prior to the expiry of the Term to permit the Landlord and/or its agents to bring prospective clients at times convenient to the Tenant to view the Premises for the purposes of or in connection with a subsequent letting of the Premises.

4.51	To indemnify and keep indemnified the Landlord from and against:

4.51.1	all claims, demands, writs, summonses, actions, suits, proceedings, judgements, orders, decrees, damages, costs, losses and expenses of any nature whatsoever which the Landlord may suffer or incur in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrences in, upon or at the Premises or the use of the Premises or any part thereof by the Tenant or by any of the Tenant’s employees, independent contractors, agents or any permitted occupier; and

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4.51.2	all loss and damage to the Premises, the Building and to all property therein caused directly or indirectly by the Tenant or the Tenant’s employees, independent contractors, agents or any permitted occupier and in particular but without limiting the generality of the foregoing caused directly or indirectly by the use or misuse, waste or abuse of water, gas or electricity or faulty fittings or fixtures.

4.52	The Tenant shall in the event of any infectious illness set out in the First Schedule of the Infectious Diseases Act (Cap. 137) or any incident of food poisoning or other food-borne or water-borne illness occurring in the Premises forthwith give notice thereof to the Landlord and to relevant authorities and will at its sole cost and expense thoroughly fumigate and disinfect the Premises to the satisfaction of the Landlord and to the relevant authorities and otherwise comply with their requirements in regard to the same.

4.53	At all times during the Term to be solely responsible for, and shall fully comply with all written laws, statutes, legislations (including subsidiary legislations) for the time being in force with regard to the employment of local or foreign workers and the obtaining of all necessary approvals, work permits, employment passes and/or licences related thereto and to fully indemnify the Landlord against all losses, damages, claims, liabilities, actions, costs, fines or expenses of any nature whatsoever which the Landlord may suffer or incur arising out of or by reason of any such non-compliance or contravention by the Tenant.

4.54	Without prejudice to the generality of Clause 4.53 above, not to use, permit or suffer the Premises to be kept or used as a place or premises in contravention of the provisions of the Immigration Act (Cap. 133), the Employment of Foreign Manpower Act (Cap. 91A) or any written laws, legislations (including subsidiary legislations) or statutes for the time being in force with regard to illegal immigrants or illegal workers and to fully indemnify the Landlord against all losses, damages, claims, liabilities, actions, costs, fines or expenses of any nature whatsoever which the Landlord may suffer or incur arising out of or by reason of any such non-compliance or contravention by the Tenant.

5	LANDLORD’S COVENANTS

The Landlord hereby agrees with the Tenant as follows:

5.1	So long as the Tenant shall duly pay the Rent and Service Charges hereby reserved on the dates and in the manner hereinbefore provided and observing and performing the several covenants and stipulations herein contained to permit the Tenant to peaceably and quietly hold and enjoy possession of the Premises during the Term without any interruption by the Landlord or any person or persons lawfully claiming under or in trust for the Landlord.

5.2	Except for the Rent, Service Charges and all other sums required to be paid by the Tenant under this Agreement, the Landlord shall pay all present and future property taxes and assessments in respect of the Premises during the Term.

6.	ALTERATIONS AND ADDITIONS

6.1	The Tenant shall carry out at the Tenant’s own costs and expense any such alterations or additions to the Premises to which the Landlord may have consented (hereinafter called the “Alterations and Additions”) and shall comply with all guidelines, terms and conditions as may be set out or imposed by the Management Corporation and the Landlord in respect of the carrying out and completion of the Alternations and Additions.

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6.2	Prior to the commencement of the Alterations and Additions, the Tenant shall at the Tenant’s own cost and expense engage consultants approved by the Landlord, to consider and approve the layout and specifications for the Alterations and Additions and to assist the Tenant in the submission of plans and the supervision of all works to be carried out by the Tenant. The fees and expenses of such consultants shall be borne by the Tenant and forthwith paid by the Tenant when they fall due. Such consultants shall not be deemed to be agents or employees of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of any such consultants.

6.3	Prior to the commencement of the Alterations and Additions, the Tenant shall at the Tenant’s own cost and expense submit to the Landlord and the Management Corporation for approval all plans, layouts, designs, drawings and specifications for the Alterations and Additions before the Tenant submits the same to any relevant government authority for approval. The Landlord and the Management Corporation shall have absolute discretion to disapprove of the Tenant’s proposals and/or to recommend modifications to the Tenant’s proposals. The Landlord and the Management Corporation shall also be entitled to engage its architect, engineer or other consultant(s) for the purpose of considering the plans, specifications and materials relating to the Alterations and Additions and for the purpose of supervising the carrying out of the Alterations and Additions, the fees and expenses of such architect, engineer and consultant(s) incurred in connection therewith shall be borne by the Tenant and forthwith paid by the Tenant to the Landlord or the Management Corporation (as the case may be) on demand. If the Tenant fails to make payment on demand, the Landlord may effect payment of the same and all expenses so incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord, shall be recoverable from the Tenant as if they were rent in arrears.

6.4	The Tenant shall apply for and obtain all Relevant Consents in relation to the Alterations and Additions.

6.5	Prior to the commencement of the Alterations and Additions, the Tenant shall effect and maintain at the Tenant’s cost and expense, comprehensive all risks insurance policies and comprehensive public liability policy, covering the period from the date of commencement of the Alterations and Additions to the date of completion of the Alterations and Additions for an amount not less than Singapore Dollars One Million (S$1,000,000.00) or such higher amounts as the Landlord may from time to time prescribe, in respect of any one (1) occurrence, with an insurance company approved by the Landlord, naming the Landlord and the Tenant’s alteration and addition contractor as the co-insured parties for their respective rights and interests.

6.6	Prior to the commencement of the Alterations and Additions, the Tenant shall deposit with the Landlord the sum of Singapore Dollars Three Thousand (S$3,000.00) (hereinafter called the “A&A Deposit”) as security for:

6.6.1	the Tenant making good to the satisfaction of the Landlord all damage to the Premises and the Building resulting from the execution of the Alterations and Additions; and

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6.6.2	the due to compliance by the tenant of all guidelines, terms and conditions as may be set out or imposed by the Management Corporation and the Landlord in respect of the carrying out and completion of the Alterations and Additions and of all conditions of the Relevant Consents.

6.7	If the Tenant fails to:

6.7.1	make good any damage to the Premises and the Building as aforesaid; or

6.7.2	comply with the provisions of all guidelines, terms and conditions as may be set out or imposed by the Management Corporation or the Landlord or any of the conditions of the Relevant Consents as aforesaid, the Landlord may effect the necessary works, and apply the A&A Deposit to meet the costs and expenses so incurred by the Landlord.

6.8	The A&A Deposit, subject to any deductions to be made by the Landlord pursuant to the provisions herein, shall be repaid to the Tenant, without interest, within one (1) month after:

6.8.1	the proper completion of the Alterations and Additions (in compliance with the provisions of this Clause) and production by the Tenant to the Landlord of all documentary evidence acceptable to the Landlord (including, but without limitation, the Certificate of Statutory Completion (if applicable)) showing that the Relevant Consents have all been obtained and duly complied with by the Tenant; or

6.8.2	the making good of the damage (if any) to the Premises and the Building as aforesaid; whichever is the later.

6.9	If the A&A Deposit shall be insufficient, the Tenant shall pay to the Landlord on demand all expenses so incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears).

6.10	Following the approval of the Landlord and the Management Corporation and the obtaining of the Relevant Consents, the Tenant shall proceed to carry out and complete the Alterations and Additions to the Landlord’s reasonable satisfaction:

6.10.1	in accordance with the plans, layouts, designs, drawings, specifications and other details approved by the Landlord and the Management Corporation;

6.10.2	with good and suitable materials of a type, quality, colour and standard approved by the Landlord:

6.10.3	under the supervision of an architect or engineer appointed by the Tenant with the approval of the Landlord;

6.10.4	in a good and workmanlike manner in accordance with good building practice and in compliance with the reasonable requirements of the Landlord’s architect;

6.10.5	so as not to cause any obstruction or interference with the business operations of other tenants, owners or occupiers of the Building;

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6.10.6	in accordance with the Relevant Consents;

6.10.7	in accordance with the guidelines, terms and conditions as may be set out or imposed by the Management Corporation and the Landlord in respect of the carrying out and completion of the Alterations and Additions;

6.10.8	in compliance with all statutes, orders and regulations made under codes of practice of local authorities and competent authorities in respect of the Alterations and Additions and/or the Premises; and

6.10.9	with due diligence.

6.11	The Alterations and Additions shall only be carried out by a contractor appointed by the Tenant with the approval of the Landlord. A contractor approved by the Landlord pursuant to this Clause shall not be deemed to be an agent or employee of the Landlord and the Tenant shall not have any claim whatsoever against the Landlord in respect of any act, omission, default, misconduct or negligence of any such contractor.

6.12	The Tenant shall permit the Landlord and the Management Corporation and their respective servants or agents at all reasonable times to enter into and inspect and view the Premises to ascertain if the Alterations and Additions are or have been carried out in accordance with the provisions of this Clause 6. If any breach of the provisions of this Clause shall be found upon such inspection, the Tenant shall upon notice by the Landlord take all necessary steps for the rectification of such breach.

6.13	The Tenant shall indemnify and keep the Landlord indemnified against:

6.13.1	the breach, non-observance or non-performance of any Relevant Consents in relation to the Alterations and Additions; and

6.13.2	any claims, demands or proceedings brought by any adjoining owner, tenant, occupier or member of the public arising out of or incidental to the execution of the Alterations and Additions.

6.13.3	Any delay in carrying out or completing the Alterations and Additions shall not be a ground for postponing or withholding the payment of Rent, Service Charge and other monies reserved by this Agreement, or relieve in any way the Tenant from the performance and observance of the obligations, covenants, conditions and provisions on the Tenant’s part to be performed and observed.

6.14	On completion of the Alterations and Additions, the Tenant shall submit to the Landlord as-built drawings relating to the Alterations and Additions. If the Tenant fails to do so, the Landlord shall be entitled to take all action necessary (including engaging consultants to prepare the relevant as-built drawings and making payments to the Tenant’s consultants) for submission of such as- built plans to the relevant authority. All expenses so incurred by the Landlord together with Interest from and including the date of expenditure until the date they are paid by the Tenant to the Landlord, shall be recoverable from the Tenant as if they were rent in arrears.

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7.	RE-ENTRY

7.1	If and whenever during the Term:

(a)	any or any part of the Rent or Service Charges reserved by this Agreement shall be unpaid for fourteen (14) days after any of the days when they become due for payment (whether or not they shall have been formally demanded);

(b)	the Tenant shall at any time fail or neglect to perform or observe any of the covenants, conditions or agreements contained in this Agreement to be performed or observed by the Tenant

(c)	any distress or execution is levied on the Tenant’s goods; or

(d)	an event of insolvency shall occur in relation to the Tenant,

it shall be lawful for the Landlord or any person or persons duly authorised by the Landlord for that purpose to re-enter the Premises (or any part thereof in the name of the whole) at any time (and even if any previous right of re-entry has been waived) and to repossess the Premises and the Term hereby created and this Agreement shall absolutely cease and determine.

7.2	Re-entry in exercise of the rights contained in Clause 7.1 shall be without prejudice to any rights or remedies of the Landlord in respect of any breach of any of the covenants by the Tenant contained in this Agreement (including the breach in respect of which the re-entry is made).

7.3	Without prejudice to any other rights or remedies of the Landlord, the Tenant shall pay to the Landlord compensation and damages (including but not limited to the loss of Rent and Service Charges for the unexpired period of the Term) suffered by the Landlord consequential upon the Landlord exercising its rights of re-entry.

7.4	The expression “an event of insolvency” in Clause 7.1 includes (in relation to a company or other corporation which is the Tenant) inability of the company to pay its debts, entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction which has been previously approved by the Landlord), the passing of a resolution for winding up, the making of a proposal to the company and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs, the application to the court for the appointment of a judicial manager or the appointment of a receiver or judicial manager and (in relation to an individual who is the Tenant) inability to pay or having no reasonable prospect of being able to pay his debts, the making of an application under the Bankruptcy Act (Cap. 20) for an interim order, the making of a proposal to his creditors for a composition in satisfaction of his debts or a scheme of arrangement of his affairs or the appointment of a receiver in respect of the Tenant’s property.

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8.	UNTENANTABILITY

8.1	In the event the Premises or any part thereof shall at any time during the Term be destroyed or rendered unfit for use by fire lightning tempest riot or other act of God (unless any insurance monies shall be wholly or partially irrecoverable by reason (solely or in part) of any omission, act or default of the Tenant) then and in such a case and so often as the same shall happen the Rent and Service Charge or a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable for so long as the Premises or any part thereof shall remain unfit for use for occupation by reason of such destruction or unfitness for use. Any dispute concerning this Clause shall be determined by a single arbitrator in accordance with the Arbitration Act (Cap. 10) and the arbitrator shall be appointed by the Landlord. The fee of the arbitration (including the arbitrator’s fee) shall be borne by the Tenant.

8.2	If the unfitness of the Premises as aforesaid shall continue for a period of more than three (3) months, the Landlord shall be at liberty by notice in writing to determine the Term and upon such notice being given the Term shall absolutely cease and determine but without prejudice to any right of action of the Landlord in respect of any antecedent breach of the provisions of this Agreement by the Tenant

9.	NOTICES

9.1	Any notice under this Agreement required to be served upon the Tenant shall be sufficiently served if forwarded to the Tenant by registered post to the abovementioned address or to the Tenant’s last known place of residence or business and any notice required to be served upon the Landlord shall be sufficiently served if delivered to the Landlord personally or sent to the Landlord by registered post to the Landlord’s last known place of business. Any notice sent by registered post shall be deemed to be given at the time when in the course of post it would be expected to be delivered to the address to which it was sent.

10.	LANDLORD NOT LIABLE

10.1	For the avoidance of any doubt, the Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of:

10.1.1	any interruption in any services for the Building and/or the Premises provided by the Landlord or the Management Corporation and/or any other third party (including without limitation any related corporation (as defined in Section 6 of the Companies Act (Cap. 50)) or affiliate of the Landlord);

10.1.2	any act omission or negligence of the Additional Tenant(s), including under the terms of the Additional Tenancy Agreement(s);

10.1.3	any act omission or negligence of any porter attendant or other servant or employee of the Landlord in or about the performance or purported performance of any duty to be undertaken by the Landlord (if any) hereunder;

10.1.4	any damage injury or loss arising out of the leakage of the piping wiring and sprinkler system in the Building and/or out of any defect in the structure of the Building and/or the Premises; and

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10.1.5	any inaccuracies in the measurements of the Floor Area of the Premises stated herein. The Tenant acknowledges that it has been given the opportunity to (i) request for all necessary information in relation to the Floor Area of the Premises and (ii) inspect and examine the Premises. The Tenant shall be deemed to have satisfied itself as to the correctness the Floor Area stated herein and accepts the same.

10.2	The Landlord shall not be responsible to the Tenant or to the Tenant’s employees, independent contractors, agents or any permitted occupier nor to any other persons for any:

10.2.1	accident, happening or injury suffered in the Premises; or

10.2.2	damage to or loss of any goods or property sustained in the Premises and/or the Building (whether or not due to the negligence or misconduct of any security guards or the failure of any security system for which the Landlord is in any way responsible); or

10.2.3	act, omission or negligence of any employee of the Landlord in respect of the Premises and/or the Building, howsoever occurring:

10.2.4	any damage injury or loss of life or property sustained at or originating from the Premises and/or the Building directly or indirectly caused by, resulting from or in connection with any terrorist act (as defined in regulation 4(1) of the United Nations (Anti-Terrorism Measures) Regulations (Cap. 339, RG 1) made under the United Nations Act (Cap. 339)) regardless of any other cause or event contributing concurrently or in any other sequence to the loss (including, but not limited to, any action taken in controlling, preventing, suppressing or in any way relating to any terrorist act);

10.2.5	any damage or loss arising out of any measures taken by the landlord, its agents, employees or independent contractors which the Landlord deems appropriate to comply with any direction or order under the Infectious Diseases Act (Cap. 137), any statute or regulation for the time being in force or any guideline, rule or requirement of the authorities to prevent any outbreak, spread of transmission of any infectious disease in the Building;

10.2.6	any failure or inability of or delay by the Landlord in taking or implementing any measure or the insufficiency of any such measures taken by the Landlord to prevent any outbreak, spread of transmission of any infectious disease in the Building.

10.3	The Tenant acknowledges and confirms that the Term is to be held on the basis that it is subject to all disturbances, noise, disruptions to services and utilities and other conveniences that may arise from or in connection with the construction works being carried out to the Building or any part thereof and to the adjoining and neighbouring lands and buildings. The Landlord shall not be liable to the Tenant for any loss, claim or proceedings whatsoever arising from or in connection with the said construction works.

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11.	TAXES

11.1	The Rent, Service Charges and other sums payable by the Tenant under this Agreement (hereinafter collectively called the “Agreed Sum”) shall, as between the Landlord and the Tenant, be exclusive of any applicable goods and services tax whatsoever (hereinafter collectively called “Taxes”) which may from time to time be imposed or charged before, on or after the commencement of the Term (including any subsequent revisions thereto) by any government, quasi-government, statutory or tax authority (hereinafter called the “Authorities”) on or calculated by reference to the amount of the Agreed Sum (or any part thereof) and the Tenant shall pay all such Taxes or reimburse the Landlord for the payment of such Taxes, as the case may be, in such manner and within such period as to comply or enable the Landlord to comply with any applicable orders or directives of the Authorities and the relevant laws and regulations.

11.2	If the Landlord or the Tenant (or any person on their behalf) is required by law to make any deduction or withholding or to make any payment, on account of such Taxes, from or calculated by reference to the Agreed Sum (or any part thereof) then;

11.2.1	the Tenant shall pay, without requiring any notice from the Landlord all such Taxes for its own account (if the liability to pay is imposed on the Tenant), or on behalf of and in the name of the Landlord (if the liability to pay is imposed on the Landlord) on receipt of written notice from the Landlord, and without prejudice to the foregoing, if the law requires the Landlord to collect and to account for such Taxes, the Tenant shall pay such Taxes to the Landlord (which shall be in addition to the Tenant’s liability to pay the Agreed Sum) on receipt of written notice from the Landlord; and

11.2.2	the sum payable by the Tenant in respect of which the relevant deduction, withholding or payment is required on account of such Taxes, shall be increased to the extent necessary to ensure that after the making of the aforesaid deduction, withholding or payment, the Landlord or any person or persons to whom such sum is to be paid, receives on due date and retains (free from any liability in respect of any such deduction, withholding or Taxes) a net sum equal to what would have been received and retained had no such deduction, withholding or payment been required or made.

11.3	The rights of the Landlord under this Clause shall be in addition and without prejudice to any other rights or powers of the Landlord under any applicable order or directive of the Authorities or any relevant law or regulation, to recover from the Tenant the amount of such Taxes which may be or is to be paid or borne by the Landlord.

11.4	The Tenant shall indemnify and hold harmless the Landlord from any losses, damages, claims, demands, proceedings, actions, costs, expenses, interests and penalties suffered or incurred by the Landlord arising from any claim, demand, proceeding or action that may be made or instituted by the Authorities in respect of such Taxes and resulting from any failure or delay on the part of the Tenant in the payment and discharge of any such Taxes.

12.	CONSENTS AND APPROVALS

12.1	Any consent or approval under this Agreement shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

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12.2	In any case where pursuant to this Agreement or to any rule or regulation made hereunder, the doing or executing of any act, matter or thing by the Tenant is dependent upon the consent or approval of the Landlord, such consent or approval may be given or withheld by the Landlord in its absolute discretion (unless otherwise herein provided) and upon or subject to such terms, conditions, requirements or stipulations as the Landlord may think fit. The Tenant shall pay to the Landlord upon demand any reasonable fees payable by the Landlord to consultants engaged by the Landlord to examine or advise upon any application made by the Tenant (including any plans, specifications or material submitted therewith) for any consent or approval of the Landlord required pursuant to this Agreement or any rule or regulation made hereunder, and also any other monies or expenses properly incurred in connection therewith.

13.	PAYMENTS

13.1	The Tenant shall pay to the Landlord promptly as and when due without demand, deduction, set-off, or counterclaim whatsoever all payments required to be paid by the Tenant to the Landlord under the provisions of this Agreement, and the Tenant covenants not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off.

13.2	Unless otherwise agreed to in writing by the Landlord any payment due and payable by the Tenant to the Landlord under the provisions of this Agreement shall be made by way of GIRO.

13.3	The Tenant shall open a bank account (the “GIRO account”) with a bank or financial institution approved by the Landlord in its absolute discretion to facilitate such payments by GIRO.

13.4	The Tenant shall take all necessary steps to ensure at all times that the said GIRO account is fully maintained throughout the period of the Term and shall have sufficient funds to facilitate the said deduction (where applicable) by the Landlord. The Tenant shall further undertake to sign any documents to facilitate the opening and/or maintenance of the said GIRO account.

13.5	The provisions herein shall not preclude the Landlord from requiring or instructing the Tenant to make any of the payments due and payable by the Tenant under this Agreement to such other person or account as the Landlord may notify the Tenant from time to time.

13.6	If any money payable by the Tenant to the Landlord under the provisions of this Agreement shall become due (whether formally demanded or not) and be unpaid or if the Landlord shall refuse to accept the tender of any of the Rent, Service Charges or other monies because of a breach of covenant on the part of the Tenant, the Tenant shall pay to the Landlord the Landlord’s administrative cost of S$50.00 (or such other amount as may be prescribed by the Landlord from time to time) per reminder notice sent by the Landlord to the Tenant for any monies due but unpaid as well as interest on such overdue sum as well after as before any judgment is obtained at the rate of 12% per annum calculated on a daily basis from the date on which such money falls due for payment to the date when such money is received (“Interest”) and such Interest shall be recoverable from the Tenant as if they were Rent in arrears

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13.7	For the purposes of the Distress Act (Cap. 84) and of these presents, all moneys payable under this Agreement (including the Rent, Service Charges and GST) and the interest payable on late payments shall be deemed to be rent recoverable in the manner provided in the said Act and the rent shall be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof. All costs and expenses (including legal fees on the indemnity basis) of and incidental to any distraint shall be payable by the Tenant and in so far as those not recovered under the distraint shall be recoverable as a debt.

13.8	Any payment required to be made pursuant to the provisions of this Agreement shall be pro- rated if required on the basis of the actual number of days in the month, quarter or year.

13.9	Any and all payments made or sent to the Landlord by the Tenant may be applied and/or appropriated by the Landlord towards satisfaction of any arrears or other sums due from the Tenant to the Landlord on the date of payment in any order or manner as the Landlord shall in its absolute discretion deem fit notwithstanding any specific appropriation instructions or conditions imposed by the Tenant or any other person making payment on behalf of the Tenant. The Landlord shall not be bound by any appropriation instructions or conditions imposed by the Tenant by virtue of the Landlord’s acceptance of payment tendered by the Tenant.

13.10	The obligation of the Tenant herein to pay the Rent, Service Charges and GST and all other monies payable under this Agreement shall constitute a separate and independent obligation binding on the Tenant and the Landlord shall be entitled, without reference to and notwithstanding any other provision contained in this Agreement, to enforce such obligation against the Tenant in any court of law.

13.11	A statement or certificate by the Landlord as to the monies and liabilities for the time being due from the Tenant to the Landlord shall, in the absence of manifest error, be final, conclusive and binding on the Tenant for all purposes including legal proceedings.

14.	WAIVER

14.1	Knowledge or acquiescence by the Landlord of any breach by the Tenant of any of the covenants, conditions or obligations herein contained shall not operate or be deemed to operate as a waiver of such covenants, conditions or obligations and any consent or waiver of the Landlord shall only be effective if given in writing. No consent or waiver expressed or implied by the Landlord to or of any breach of any covenant, condition or obligation of the Tenant shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or obligation and shall not prejudice in any way the rights, powers and remedies of the Landlord herein contained. Any acceptance by the Landlord of Rent or Service Charges reserved by this Agreement or any other sum payable under this Agreement shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of a breach by the Tenant of any of the Tenant’s obligations hereunder.

15.	SEVERANCE

15.1	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

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15.2	If any provision of this Agreement is held or interpreted by any governmental authority to be illegal or invalid under present or future laws or regulations effective and applicable during the Term of this Agreement, such provisions shall be fully separable and this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be effected by the illegal or invalid provision or by its severance from this Agreement unless in the opinion of the Landlord, the substantive purpose of this Agreement is then frustrated, in which case the Landlord may terminate this Agreement forthwith on written notice to the Tenant.

16.	LANDLORD’S RIGHT TO ASSIGN

16.1	The Landlord shall be entitled to assign all its rights and interest under this Agreement.

16.2	The Tenant hereby expressly acknowledges and undertakes to the Landlord that where the Landlord assigns its rights and interest in under or arising out of this Agreement (including the transfer of the Security Deposit), the Tenant shall be deemed to have consented to such assignment and shall accept any assignee of the Landlord as its new landlord and shall release the Landlord from all its obligations under the provisions of this Agreement and in particular the obligation of the Landlord to refund the Security Deposit and any other sums pursuant to the terms of this Agreement. Where required by the Landlord, the Tenant shall enter into and execute any novation agreement or assignment entered into or to be entered into by the Landlord and its assignee, such novation agreement or assignment to be prepared by and at the expense of the Landlord.

17.	COSTS AND EXPENSES

17.1	The Tenant agrees to pay the Landlord (on a full indemnity basis):

17.1.1	all the Landlord’s administrative, legal costs and fees incurred in connection with the preparation and completion of this Agreement, the stamp duty on this Agreement and related document(s) (if any) and all other disbursements and out-of-pocket expenses in respect thereof;

17.1.2	all the Landlord’s legal costs and expenses incurred in enforcing any provision of this Agreement in the event of a breach by the Tenant;

17.1.3	all the Landlord’s costs and expenses (including solicitors’ costs and costs of the Landlord’s architect, engineer or surveyor where applicable) incurred in connection with every application made by the Tenant for any consent or approval required under this Agreement whether or not such consent or approval shall be granted or given; and

17.1.4	all goods and services, value added and other duties or taxes payable on the costs, fees and expenses referred to in sub-paragraphs 17.1.1, 17.1.2 and 17.1.3 above.

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18.	EARLY TERMINATION

18.1	Notwithstanding the provisions hereinbefore provided, in the event that the Dr Henry Chan Ying Ho (Medical Registration No. M11711J) and Dr Yeoh Ching Sing (Medical Registration No. M16108Z) are at any time suspended from carrying out the Tenant’s medical private specialist practice of Orthopaedic Surgery for any period of time during the Term or, in the event that the Dr Henry Chan Ying Ho (Medical Registration No. M11711J) and Dr Yeoh Ching Sing (Medical Registration No. M16108Z) are struck off from the register maintained by the Registrar of the Medical Council (as defined in the Medical Registration Act (Cap. 174)), or in the event for any reason whatsoever Dr Henry Chan Ying Ho (Medical Registration No. M11711J) and Dr Yeoh Ching Sing (Medical Registration No. M16108Z) shall cease to be an accredited medical specialist with Parkway East Hospital and/or any other hospital operated owned and/or controlled directly or indirectly by Parkway Holdings Limited, or in the event that the Tenant breaches Clause 4.22, the Landlord shall be entitled at any time by notice in writing to the Tenant to forthwith terminate the Term and this Agreement without any right to the Tenant to claim any damages or other relief for such early termination of the Term and this Agreement.

18.2	Notwithstanding the provisions hereinbefore provided, this Agreement shall be terminated immediately upon:

18.2.1	the expiry or early termination of the Licence for whatever reasons; or

18.2.2	the expiry of a 30 days’ written notice of termination given by the Landlord to the Tenant.

18.3	Upon any such termination by the Landlord in the manner aforesaid,

18.3.1	the Term and this Agreement shall absolutely cease and determine and if occupied by the Tenant, the Tenant shall vacate the Premises and deliver up possession to the Landlord; and

18.3.2	the Landlord shall not be in any way liable to the Tenant for any compensation, damages, costs, losses or expenses in respect of the termination of this Agreement

18.4	Termination of the Term and this Agreement in the manner aforesaid shall be without prejudice to any other rights or remedies of the Landlord, including but not limited to the right of action of the Landlord against the Tenant in respect of any antecedent breach of the Tenant’s covenants herein contained. The Tenant shall fully indemnify the Landlord from and against all costs losses and damages including but not limited to the loss of Rents (payable by the Tenant had the Term been completed) and all costs and expenses incurred in any re- letting or attempted re-letting of the Premises, suffered by the Landlord consequential upon the Landlord exercising its rights of termination under this Clause.

18.5	For the purposes of this Clause 18.1, if the Tenant is a company, references to the “Tenant” above shall refer Dr Henry Chan Ying Ho (Medical Registration No. M11711J) and Dr Yeoh Ching Sing (Medical Registration No. M16108Z) or to any medical practitioner whether in a group practice or not, operating or carrying out a medical practice under the name of Tenant and/or under the Tenant’s clinic licence at the Premises. For the avoidance of doubt, if the Tenant is a partnership, references to the “Tenant” above shall include any of the partners operating or carrying out a medical practice at the Premises.

18.6	Notwithstanding the above, at any time after the expiry of the first twelve (12) months of the Term hereby created, each of the parties shall have the right to terminate this Agreement without cause and without liability to either party for compensation or damages by giving the other party not less than three (3) months’ prior written notice.

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19.	HOLDING OVER

19.1	If, without any express written agreement between the Landlord and the Tenant, the Tenant fails to deliver vacant possession of, or continues to occupy, the Premises after the expiration or earlier determination of the Term, the Tenant shall be deemed to be holding over and, without prejudice to any right or remedy of the Landlord, shall pay to the Landlord for every day of such holding over twice the amount of the last paid Rent and twice the amount of the Service Charges and there shall be no renewal of this Agreement by operation of law or pursuant to the provisions of this Agreement. During the period of any such holding over, all other provisions of this Agreement shall be and remain in effect. The provisions herein shall not be construed as the Landlord’s consent for the Tenant to hold over after the expiration or earlier determination of the Term.

20.	CONDITIONS OF THE PREMISES

20.1	The Tenant acknowledges and declares that no promise representation warranty or undertaking has been given by or on behalf of the Landlord in respect of the suitability of the Premises or the building for any business to be carried on therein or to the fittings finishes facilities and amenities of the Premises or the Building or as to other businesses to be carried on in the Building otherwise than in this Agreement contained. The Tenant has been given adequate opportunity to inspect and satisfy itself of the accuracy and sufficiency of the Premises (including Floor Area), its surroundings and all other relevant matters.

21.	CHANGE OF LOCATION OF ENTRANCES ETC

21.1	The Landlord and/or the Management Corporation shall have the right at any time without the same constituting an actual or constructive eviction of the Tenant, and without incurring any liability to the Tenant therefor, to change the arrangement and/or location of entrances passageways doors doorways partitions landings staircase lobbies lifts toilets and other public parts of the Building or any of the services or any apparatus serving the Building and to change the name, number or designation by which the Building is known.

22.	EXCLUSION OF THIRD PARTIES RIGHTS

22.1	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) or any statutory modification or re-enactment thereof for the time being in force to enforce any of its terms.

23.	CONFIDENTIALITY

23.1	The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed the terms of this Agreement, or any negotiations discussions or agreements for a renewal of this Agreement or any matter in relation to this Agreement, except with the prior written consent of the Landlord or as required by law or to the extent that such information has become public knowledge not due to the Tenant’s breach of this undertaking.

23.2	The Tenant shall take all reasonable steps to minimise the risk of disclosure of the information referred to above by ensuring that only their employees and directors whose duties require them to possess such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

24.	GOVERNING LAW

24.1	This Agreement is governed by and shall be construed in accordance with the laws of Singapore. The parties to this Agreement hereby irrevocably submit to the jurisdiction of the Singapore courts in respect of any proceedings which may be brought on this Agreement.

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AS WITNESS the hands of the parties hereof the day and year first written above.

SIGNED BY MR IVAN KHOR	)	Ivan Khor
for and on behalf of	)	Chief Executive Officer
PARKWAY HOSPITALS SINGAPORE PTE LTD	)	Parkway East Hospital
in the presence of:	)	/s/ Ivan Khor
Authorised signature & company stamp

/s/ Jolene Low
Witness’ Signature
Name:	Jolene-Low
Senior Manager, Operations
Parkway East Hospital

SIGNED BY DR HENRY CHAN YING HO	)
for and on behalf of	)
HC ORTHOPAEDIC SURGERY PTE LTD	)
in the presence of:	)
Authorised signature & company stamp

/s/ Yeoh You Jie
Witness’ Signature
Name:	yeoh You Jie

Authorised signature & company stamp

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SCHEDULE 1

PREMISES

Plan of Premises (edged in Red)

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SCHEDULE 2

Reinstatement Schedule

(The condition to be reinstated in respect of the Premises upon yielding up at the expiry or earlier determination of the Term as specified below (without prejudice to the other reinstatement obligations to be complied by the Tenant under this Agreement))

1.	Floors	:	Cement Screed

2.	Walls	:	Two coats of good quality oil paint or emulsion white paint

3.	Ceiling	:	Suspended ceiling board with mineral fibre board (1200 x 600mm)

4.	Shop Front	:	2 nos. of double-leaf swing tempered glass doors with handles and reversed frosted stickers

5.	Air Conditioning System	:	2 nos. ceiling mounted packet air-conditioning units with 2 nos. of Thermostats, 4 nos. of Air Conditioning Diffusers and 3 nos. of Fresh Air Return Ducting

6.	Fire Sprinkler Head	:	N.A.

7.	Fire Protection System	:	3 nos. of smoke detectors and 5 nos. of heat detectors

8.	P.A. Speakers	:	N.A.

9.	Electrical	:	1 no. of Distribution Board (63A TPN Single) with 10 nos. of MCB and 17 nos. of T5 lightings with holders (*delete where applicable)

10.	Exit Lights	:	1 no.

13.	Emergency Lights	:	3 nos.

14.	Water Supply	:	15 mm

15.	Floor Trap	:	2 nos. (Normal)

16.	Incoming Telephone	:	1 no. of 20 pair BT

17.	Incoming SCV	:	N.A.

18.	Keys	:	2 nos. of Main door keys 1 no. Letterbox keys

19.	Fire Extinguisher	:	1 no.

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AS WITNESS the hands of the parties hereof the day and year first written above.

SIGNED BY MR IVAN KHOR )	Ivan Khor
for and on behalf of )	Chief Executive Officer
PARKWAY HOSPITALS SINGAPORE PTE LTD )	Parkway East Hospital
in the presence of: )	/s/ Ivan Khor
Authorised signature & company stamp

/s/ Jolene-Low
Witness’ Signature
Name:	Jolene-Low
Senior Manager, Operations
Parkway East Hospital

/s/ Yeoh You Jie
Witness’ Signature
Name:	Jolene-Low
Senior Manager, Operations
Parkway East Hospital

SIGNED BY DR HENRY CHAN YING HO	)
for and on behalf of	)
HC ORTHOPAEDIC SURGERY PTE LTD	)
in the presence of:	)

Authorised signature & company stamp

/s/ yeoh You Jie
Witness’ Signature
Name:	yeoh You Jie

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DATED THIS 5th DAY OF October 2023

Between

PARKWAY HOSPITALS SINGAPORE PTE LTD

of the one part

And

HC ORTHOPAEDIC SURGERY PTE LTD

of the other part

TENANCY AGREEMENT

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